Exhibit 10.16
FIRST AMENDMENT TO SUBLEASE
THIS FIRST AMENDMENT TO SUBLEASE (“First Amendment”) is entered into as of May 23, 2018 (the “First Amendment Effective Date”), by and between TWITTER, INC., a Delaware corporation (“Sublandlord”), and NERDWALLET, INC., a Delaware corporation (“Subtenant”), with reference to the following facts:
A.    Sublandlord and Subtenant are parties to that certain sublease dated as of October 16, 2016 (the “Sublease”), pursuant to which Sublandlord subleases to Subtenant space (the “Subleased Premises”) currently containing 104,850 rentable square feet (“RSF”) comprised of the entire fourth (4th), fifth (5th) and sixth (6th) floors of the building located at 875 Stevenson Street (also known as One Tenth Street), San Francisco, California (the “Building”).
B.    Subtenant desire to surrender a portion of the Premises to Sublandlord containing approximately 34,950 RSF on the sixth (6th) floor of the Building (the “Reduction Space”) (the Original Premises, less the Reduction Space, is referred to herein as the “Remaining Subleased Premises”), and Sublandlord is willing to accept such surrender on the following terms and conditions.
NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant agree as follows:
1.    Reduction. Subtenant shall vacate the Reduction Space in accordance with the terms of the Sublease on or prior to May 31, 2018 (the “Reduction Date”) and Subtenant shall fully comply with all obligations under the Sublease respecting the Reduction Space up to the Reduction Date, including, without limitation, those provisions relating to the condition of the Reduction Space and the removal of Subtenant's property from the Reduction Space, and the performance of the restoration obligations described herein. Effective as of the Reduction Date, the Premises is decreased to 69,900 RSF on the fourth (4th) and fifth (5th) floors of the Building by the elimination of the Reduction Space. As of the Reduction Date, the Reduction Space shall be deemed surrendered by Subtenant to Sublandlord, the Sublease shall be terminated with respect to the Reduction Space. If Subtenant shall hold over in the Reduction Space beyond the Reduction Date, Subtenant shall be liable for Base Rent, Additional Rent and other charges respecting the Reduction Space only as described in Section 16 of the Sublease. Exhibit A-3 of the Sublease is hereby deleted in its entirety.
2.    Base Rent. As of the Reduction Date, the schedule of Base Rent contained in the Sublease is deleted, and the following is substituted therefor:

Period	Annual Rate PerRSF	Monthly Base Rent
June 1, 2018 - December 31, 2018	$78.28	$455,981.00
January 1, 2019 - December 31, 2020	$80.63	$469,669.75
January 1, 2020 - December 31, 2020	$83.05	$483,766.25
January 1, 2021 - December 31, 2021	$85.54	$498,270.50
All such Base Rent shall be payable by Subtenant in accordance with the terms of the Sublease.

3.    Additional Consideration. As additional consideration for this First Amendment, Subtenant agrees to pay Sublandlord upon Subtenant's execution of this First Amendment, the amount of $683,971.20.
4.    Subtenant's Percentage Share. From and after the Reduction Date, Subtenant's Percentage Share is decreased to 22.33% (i.e., 69,900/313,063). Notwithstanding anything in this First Amendment to the contrary, Subtenant shall remain liable for all year-end adjustments with respect to Subtenant's Percentage Share of Operating Costs applicable to the Reduction Space for that portion of the calendar year 2018 preceding the Reduction Date. Such adjustments shall be paid at the time, in the manner and otherwise in accordance with the terms of the Sublease, unless otherwise specified herein.
5.    Restoration of Reduction Space. Sublandlord and Subtenant have conducted joint walk-throughs of the Reduction Space in order to determine the general scope of Subtenant's restoration requirements with respect to the Reduction Space, which are set forth on Exhibit A attached hereto (the “Reduction Space Restoration Requirements”). Prior to the Reduction Date, Subtenant will complete the Reduction Space Restoration Requirements, at Subtenant's sole cost and expense, pursuant to plans approved in advance by Sublandlord and Landlord and in strict accordance with the construction guidelines of Sublandlord and Landlord. Within three (3) days of notice from Subtenant that the Reduction Space Restoration Requirements have been completed and are ready for inspection, or if no notice is provided then on May 30, 2018, Subtenant and Sublandlord will conduct a joint walk-through of the Reduction Space in order to catalog deficiencies and/or punch list items in Subtenant's performance of the Reduction Space Restoration Requirements (which may include damage caused by Subtenant in the course of its work of performing the Reduction Space Restoration Requirements), which deficiencies and/or punch list items will be set forth in writing, and will be completed diligently and in good faith by Subtenant promptly following the preparation of such catalog.
6.    Furniture. Subtenant shall surrender, on the Reduction Date, the furniture listed on pages F-11 through F-15 of Exhibit F attached to the Sublease (the “Sixth Floor Furniture”); accordingly, Exhibit F of the Sublease is hereby amended to delete pages F-11 through F-15. Subtenant has previously removed and stored some of the Sixth Floor Furniture from the Reduction Space (such items being referred to herein as the “Warehoused Furniture”); Subtenant will return the Warehoused Furniture prior to the Reduction Date. Within three (3) days of notice from Subtenant that the Sixth Floor Furniture is ready for inspection, or if no notice is provided then on May 30, 2018, Sublandlord and Subtenant will conduct a joint walk-through of the Reduction Space in order to inventory items of damage or disrepair with respect to the portion of the Sixth Floor Furniture currently located in the Reduction Space and the Warehoused Furniture to determine whether the Sixth Floor Furniture has been installed and assembled in a manner which will allow Sub landlord to commence use of the same. Subtenant agrees to remedy any such items of damage or improper/incomplete installation prior to the Reduction Date.
7.    Transfer of Furniture. In consideration of a purchase price of $26,700.00 to be paid by Sublandlord to Subtenant, Subtenant shall convey to Sublandlord on the Reduction Date, title to the furniture owned by Subtenant and located in the Reduction Space, in its as-is condition as of the First Amendment Effective Date, as described in more particular detail in Schedule 1 of the bill of sale attached hereto as Exhibit B (the “Bill of Sale”) (the “Furniture”). In connection with such transfer of the Furniture, Subtenant shall execute the Bill of Sale.
8.    Failure to Timely Complete Work. If Subtenant fails to complete the Reduction Space Restoration Requirements, inclusive of the completion of all work required to be performed by Subtenant pursuant to the provisions of Section 6 above, provided that Subtenant is diligently and continuously completing such work, then Subtenant's continued presence in the Reduction Space for the sole purpose of completing such work will not be deemed a holdover for the purposes of Section 16 of the Sublease, but rather (a) Subtenant will continue to pay Rent for the Reduction Space at the rate payable immediately preceding the scheduled Reduction Date, calculated on a per diem basis, until all of Subtenant's obligations hereunder have been completed, and (b) Subtenant will coordinate its presence within the Reduction Space with Sublandlord in order to minimize interference with Sublandlord's personnel, contractors and vendors who are fitting out the Reduction Space for Sublandlord's use, and each party agrees to use reasonable efforts to minimize interference with the other party's work in connection therewith.
9.    Letter of Credit. Subject to the satisfaction of Subtenant's obligations under this First Amendment, Section 4(a) of the Sublease is hereby amended to reduce the Letter of Credit Amount set forth therein in proportion to the reduction in the size of the Subleased Premises, such that from and after the Reduction Date the Letter of Credit Amount shall be $2,656,200.00. Such reduction in the Letter of Credit Amount shall be accomplished by Subtenant providing Sublandlord with a substitute Letter of Credit or amendment thereto in the reduced amount, in either case in form and substance reasonably satisfactory to Sublandlord. If Subtenant elects to deliver a substitute Letter of Credit, then upon such delivery, Sublandlord shall, at no cost to Sublandlord, return the then-existing Letter of Credit to Subtenant and will agree to execute such reasonable correspondence as may be reasonably required by the issuing bank to cause the termination of such prior Letter of Credit. If Subtenant elects to deliver an amendment to the existing Letter of Credit, Sublandlord will execute such amendment and return the same to Subtenant or to the Issuing Bank, at Subtenant's direction.
10.    Representations. Each party represents to the other that it has full power and authority to execute this First Amendment. Subtenant represents that it has not made any assignment, sublease, transfer, conveyance of the Sublease or any interest therein or in the Reduction Space and further represents that there is not and will not hereafter be any claim, demand, obligation, liability, action or cause of action by any other party respecting, relating to or arising out of the Reduction Space, and Subtenant agrees to indemnify and hold harmless Sublandlord from all liabilities, expenses, claims, demands, judgments, damages or costs arising from any of the same, including without limitation, attorneys' fees. Subtenant acknowledges that Sublandlord will be relying on this First Amendment in entering into leases for the Reduction Space with other parties.
11.    Release. As of the Reduction Date and subject to the performance of the terms and conditions of this First Amendment and any provisions of the Sublease that expressly survive termination, Sublandlord and Subtenant hereby release each other from any and all obligations, demands, liabilities, actions, and causes of action respecting or relating in any way to the Sublease with respect to the Reduction Space only.
12.    Miscellaneous.
(a)    This First Amendment and the attached exhibits, which are hereby incorporated into and made a part of this First Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements.
(b)    Except as herein modified or amended, the provisions, conditions and terms of the Sublease shall remain unchanged and in full force and effect.
(c)    In the case of any inconsistency between the provisions of the Sublease and this First Amendment, the provisions of this First Amendment shall govern and control.

(d)    Submission of this First Amendment by Sublandlord is not an offer to enter into this First Amendment. Sublandlord and Subtenant will not be bound by this First Amendment until Sublandlord and Subtenant have each executed and delivered this First Amendment to each other.
(e)    Capitalized terms used in this First Amendment shall have the same definitions as set forth in the Sublease to the extent that such capitalized terms are defined therein and not redefined in this First Amendment.
(f)    Subtenant hereby represents to Sublandlord that Subtenant has dealt with no broker in connection with this First Amendment, other than Jones Lang LaSalle (“Subtenant’s Broker”). Subtenant agrees to defend, indemnify and hold Sublandlord harmless from all claims of any brokers, other than Subtenant's Broker, claiming to have represented Subtenant in connection with this First Amendment. Sublandlord hereby represents to Subtenant that Sublandlord has dealt with no broker in connection with this First Amendment, other than CRESA Global, Inc. Sublandlord agrees to defend, indemnify and hold Subtenant harmless from all claims of any brokers claiming to have represented Sublandlord in connection with this First Amendment.
(g)    Each signatory of this First Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.
(h)    Subtenant represents and warrants to Sublandlord that Subtenant is currently in compliance with and shall at all times through and including the Termination Date (including any extension thereof), remain in compliance with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC's Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.
(i)    This First Amendment may be executed in multiple counterparts each of which is deemed an original but together constitute one and the same instrument. This First Amendment may be executed in "pdf format and each party has the right to rely upon a pdf counterpart of this First Amendment signed by the other party to the same extent as if such party had received an original counterpart.
(j)    This First Amendment is expressly subject to the procurement by Sublandlord of Landlord's consent to this First Amendment. Promptly following the mutual execution and delivery of this First Amendment, Sublandlord will submit this First Amendment to Landlord for its consent, and Sublandlord and Subtenant will diligently cooperate in good faith to obtain Landlord's consent hereto.
[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Sublandlord and Subtenant have duly executed this First Amendment as of the First Amendment Effective Date.

SUBLANDLORD:

TWITTER, INC., a Delaware corporation

By:	/s/ Ned Segal
Name:	NED SEGAL
Title:	CHIEF FINANCIAL OFFICER

SUBTENANT:

NERDWALLET, INC., a Delaware corporation

By:	/s/ Tem Chen
Print Name:	Tem Chen
Its:	CEO

EXHIBIT A
Reduction Space Restoration Requirements
•    Return the Sixth Floor Furniture to the Reduction Space.
•    Return all pendant lights removed from the lounges located in the Reduction Space.
•    Remove equipment from the IDF room on the sixth (6th) floor and label the cabling associated therewith.
•    Disengage the portion of the Stairwell Security System (as defined in Section 5(g) of the Original Sublease) connected to the Reduction Space.
•    Remove wood feature shelves in hallway and patch wall to match existing walls in the Reduction Space.
•    Replace bulbs in track lighting in the Reduction Space.
•    Remove speakers in men's and women's restrooms; remove and patch/paint ceiling.
•    Remove vinyl letters and graphics from conference rooms in the Reduction Space.
•    Remove post-it white board vinyl and patch/paint, as determined by Sublandlord.
•    Paint and restore the two (2) branded feature walls to the original condition as of the Commencement Date of the Sublease.
•    Remove wallpaper and paint over the two (2) wallpapered feature walls in order to restore walls to the original condition as ofthe Commencement Date of the Sublease.
•     Reimburse Sublandlord for the reasonable and mutually agreed upon cost to replace and reinstall carpeting in the Reduction Space where the same was removed for polished concrete.
•    Repair lighting in two (2) booths where Lutron lights are not working.
•    Remove Nerdwallet-installed DAS equipment and patch/paint ceiling.
•    Patch and paint the walls in the Reduction Space, as determined by Sublandlord.
•    Reinstall 296 Knoll monitor arms.